                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption 'Experts' and to the use of our report dated January 28, 1994, in the Registration Statement (Form S-2 No. 33-52383) and related Prospectus of Container Corporation of America and Jefferson Smurfit Corporation (to be renamed Jefferson Smurfit Corporation (U.S.)) for the registration of $300 million aggregate principal amount of 11 1/4% Series A Senior Notes due 2004 and $100 million aggregate principal amount of 10 3/4% Series B Senior Notes due 2002, guaranteed on a senior basis, by Jefferson Smurfit Corporation (U.S.).


                                          ERNST & YOUNG


St. Louis, Missouri
May 4, 1994